Exhibit 23.5

22 February 2017

The Board of Directors

HSBC Holdings plc

I, C G Singer, hereby consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the Annual Report on Form 20-F for the year ended December 31, 2016 of HSBC Holdings plc (the “Company”) and incorporated by reference in the Post-effective Amendment No.2 to the Company’s Registration Statement on Form F-3 (File No. 333-202420) to be filed on or about February 22, 2017.

Sincerely,

C G Singer
Fellow of the Institute and Faculty of Actuaries

C G Singer

Consulting Actuary

Watson House

London Road

Reigate

Surrey RH2 9PQ

UK

T +44 1737 241144

D +44 1737 274192

M +44 7711 927212

F +44 1737 241496

E colin.singer@willistowerswatson.com

W willistowerswatson.com

Towers Watson Limited is registered in England and Wales

Registration number: 5379716, Registered address: Watson House, London Road, Reigate, Surrey RH2 9PQ, UK.

Authorised and regulated by the Financial Conduct Authority.